Exhibit 8.1

SUBSIDIARIES

Subsidiary	Country of Incorporation
Galveston Navigation Inc.	Marshall Islands
Beaumont Navigation Inc.	Marshall Islands
Carrolton Navigation Inc.	Marshall Islands
Decatur Navigation Inc.	Marshall Islands
Elgin Navigation Inc.	Marshall Islands
Fulton Navigation Inc.	Marshall Islands
Orange Navigation Inc.	Marshall Islands
Baytown Navigation Inc.	Marshall Islands
Tyler Navigation Inc.	Marshall Islands
Pasedena Navigation Inc.	Marshall Islands
Sunray Navigation Inc.	Marshall Islands
Nederland Navigation Inc.	Marshall Islands
Lakeview Navigation Inc.	Marshall Islands
Abilene Navigation Inc.	Marshall Islands
Hamilton Navigation Inc.	Marshall Islands
Lemanville Navigation Inc.	Marshall Islands
Turneville Navigation Inc.	Marshall Islands
Omega Management Inc.	Marshall Islands
Omega Navigation (USA) LLC	USA

SK 23286 0002 888897